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EXHIBIT 99.1

Press Release

Contact: Lawrence P Ward Phone: 805-239-5200 ext 260	FOR IMMEDIATE RELEASE 04:10 PM PT, APRIL 10, 2002

Heritage Oaks Bancorp Sells $8.0 Million of Trust Preferred Securities

        Paso Robles, CA—The Board of Directors of Heritage Oaks Bancorp ("Heritage Oaks") (NASDAQ: HEOP) the holding company for Heritage Oaks Bank (the "Bank"), announced today that it has completed its offering of trust preferred securities in the amount of $8.0 million. The securities were issued by a special purpose business trust formed by Heritage Oaks and were sold to a pooled investment vehicle sponsored by Sandler O'Neill & Partners, L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended (the "Act"), and have not been registered under the Act. Sandler O'Neill assisted Heritage Oaks in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $8.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.70%. The floating rate, however, may not exceed 11.0% for the first five years.

        Heritage Oaks intends to use the proceeds from the sale of the securities for general corporate purposes, including the repayment of outstanding indebtedness of $1,792,720 and capital contributions to the Bank for future growth.

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  EXHIBIT 99.1